Exhibit 10.16

[CANTOR FITZGERALD, L.P. LETTERHEAD]

March 31, 2008

Mr. Shaun D. Lynn

[Address Omitted]

Dear Shaun:

In consideration for your agreeing to enter into a new employment agreement with BGC Brokers LP, dated as of the date hereof, the following terms and conditions are agreed.

Following the closing (the “Closing”) of the merger of BGC Partners, LLC and eSpeed, Inc. and your execution and delivery of your employment agreement with BGC Brokers LP (the “Effective Time”), you will have the right to exchange your Founding Partner Units of BGC Holdings, LP. (“BGC Holdings”) for shares of BGC Farmers, Inc. Class A common stock (“BGC Partners Shares”) in accordance with the terms of the limited partnership agreement of BGC Holdings (the “Partnership Agreement”) and as set forth in this letter agreement.

The total number of Founding Partner Units actually held by you at the Effective Time (i.e., the number of Founding Partner Units held by you after the sale of a portion of your Founding Partner Units to Cantor in connection with the satisfaction of your debt and High Distribution II Account) is referred to in this letter as the “Aggregate Amount at Closing.” For the avoidance of doubt, the Aggregate Amount at Closing shall not include any REUs. At the Effective Time, 600,000 of your Founding Partner Units will become immediately exchangeable in accordance with the Partnership Agreement. In addition, 40% of the Aggregate Amount at Closing (less the 600,000 units exchangeable or exchanged under the preceding sentence and any other Units or BGC Partners Shares that you were otherwise eligible to exchange or sell or have sold for any reason, including, without limitation, in connection with any grant of additional Units or stock options (the foregoing, collectively, the “Applicable Shares”)) will become exchangeable in accordance with the Partnership Agreement on the second anniversary of the Effective Time, 50% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the third anniversary of the Effective Time, 60% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the fourth anniversary of the Effective Time, 70% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the fifth anniversary of the Effective Time, 80% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the sixth anniversary of the Effective Time, 90% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the seventh anniversary of the Effective Time, and 100% of the Aggregate Amount at Closing (less the Applicable Shares) will become exchangeable in accordance with the Partnership Agreement on the eighth anniversary of the Effective Time.

In the event of your death, the exchangeable portion of your Founding Partner Units will be automatically exchanged for shares, and such shares will be distributed to your estate. To the extent that your Founding Partner Units are not exchangeable at the time of your death, such Units will be automatically exchanged for BGC Partners Shares, and the shares received upon exchange will be distributed to your estate in the amount-and at the times you would have received them had you remained a limited partner and exchanged the maximum amount possible on each anniversary of the Effective Time. The distributions of shares provided for under the preceding sentence may be accelerated by Cantor Fitzgerald, L.P. in its sole and absolute discretion.

This letter agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which counterparts shall be deemed to be one and the same document. Parties may execute this Agreement by signatures obtained through facsimile or email, and those signatures may be relied upon by the other party as valid as if they were signed in the presence of the other party.

Please sign in the space provided below to indicate your agreement with the foregoing.

Sincerely,
CANTOR FITZGERALD, L.P.
By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chairman, Chief Executive Officer and President

Acknowledged and Agreed:

/s/ Shaun D. Lynn
Shaun D. Lynn

[Signature page to letter agreement with Shaun D. Lynn regarding schedule for exchanges of Founding Partner Units)